Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Yatsen Holding Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A ordinary shares, par value US$0.00001 per share	Rule 457(h)	11,278,054(3)	$0.0250(3)	$281,951.35	$147.60 per $1,000,000	$41.62
Equity	Class A ordinary shares, par value US$0.00001 per share	Rule 457(c) and Rule 457(h)	125,699,292(4)	$0.1588(4)	$19,954,762.56	$147.60 per $1,000,000	$2,945.32
Total Offering Amounts					$20,236,713.91		$2,986.94
Total Fee Offsets							—
Net Fee Due							$2,986.94

(1)
These shares may be represented by the Registrant's American depositary shares, or ADSs, each representing twenty Class A ordinary shares of the Registrant. The Registrant's ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6, as amended (File No. 333-250059).
(2)
Represents Class A ordinary shares issuable upon vesting or exercise of awards granted under the 2022 Share Incentive Plan, as well as the Class A ordinary shares reserved for future awards under the 2022 Share Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the 2022 Share Incentive Plan. Any Class A ordinary shares covered by an award granted under the 2022 Share Incentive Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A ordinary shares that may be issued under the 2022 Share Incentive Plan.
(3)
Represents the Class A ordinary shares issuable upon exercise of outstanding options granted under the 2022 Share Incentive Plan, and the corresponding proposed maximum offering price per share represents weighted average exercise price of these outstanding options, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) under the Securities Act.

(4)
Represents Class A ordinary shares reserved for future award grants under the 2022 Share Incentive Plan. Pursuant to certain provisions of the 2022 Share Incentive Plan (referred to as the “evergreen provisions”), the number of Class A ordinary shares that are available for award grant purposes under the 2022 Share Incentive Plan will be automatically increased in accordance with a formula set forth in the 2022 Share Incentive Plan. Additional Class A ordinary shares are being registered on this registration statement to cover the additional Class A ordinary shares that may be issued under the 2022 Share Incentive Plan pursuant to such evergreen provisions. To the extent that the actual number of shares that may be offered pursuant to 2022 Share Incentive Plan exceeds the number of shares registered on this registration statement, the Registrant will file a new registration statement to register the additional shares. The corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on US$3.18 per ADS, the average of the high and low prices for the Registrant's ADSs as quoted on the New York Stock Exchange on August 29, 2024, adjusted for ADS to Class A ordinary share ratio.